Loan Contract
No.: 61613612302007000001
Type of Loan: current capital

Borrower: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.

Place of Residence: No.2 Jing You Road, Kunming National Economy and Technology Developing District, 650217

Legal representative: Guihua Lan           Tel: +86-871-7282608

Lender: China Construction Bank, Kunming Heping Branch

Place of residence: No.328 South Ring Road, Kunming City, 650041

Person-in-charge: Hongbo Wang            Tel: +86-871-3512800

The borrower applies for a loan and the lender agrees on it. According to relevant laws, rules and regulations, this Loan Contract is entered into by and between both of the two parties after reaching an agreement through discussion.

1. Amount of Loan
The borrower applies for a loan of RMB30 million.

2. Purpose of Loan
The loan shall be used by the borrower to pay back the old loan, No.:61613612302006000001.

3.  Term of Loan
The loan term is three years as agreed in this Contract, dated from March 30, 2007 to March 30, 2010.

When the commence date of loan term under this Contract differs from that of the receipt for the loan, the actual release date recorded in the dump voucher of the first release shall prevail, and the promissory deadline of the loan shall be adjusted accordingly. The receipt for the loan constitutes part of this Contract and shall have the same legal force.

4. Loan Interest Rate, Penalty Interest Rate, Interest Accrual and Interest Settlement

4.1	The Interest Rate of the Loan
The loan interest rate under this Contract executes the annual interest rate, which is subject to floating based on the benchmark rate, and the benchmark rate will be adjusted in every 12 months. The interest rate adjustment date is the corresponding date of the value date of that month. If there is no corresponding date of the value date in that month, the last day of the month is set to be the interest rate adjustment day.
4.2	Penalty Interest Rate
4.2.1.	The penalty interest rate executes the annual interest rate.
4.2.2.
If the borrower does not use the loan complying with the provision of this Contract, the penalty interest rate will be the floating interest rate which is subject to floating by 100% based on the benchmark rate, and the benchmark rate will be adjusted in every 12 months. The penalty interest rate adjustment date is the corresponding date of the value date of that month. If there is no corresponding date of the value date in that month, the last day of the month is set to be the penalty interest rate adjustment day.

4.3.3.
The penalty interest rate of overdue loan executes the annual rate, which is subject to floating by 50% based on the benchmark rate, and the benchmark rate will be adjusted in every 12 months. The penalty interest rate adjustment date is the corresponding date of the value date of that month. If there is no corresponding date of the value date in that month, the last day of the month is set to be the penalty interest rate adjustment day.

4.3	The value date defined in the Contract refers to the date when the first released loan is transferred into the account of borrower.

When the loan is released for the first time, the benchmark interest rate refers to the same term and same level loan interest rate announced by People's Bank of China at the value date; thereafter, the loan interest rate or penalty interest rate will be adjusted as the terms set forth above, and the benchmark interest rate refers to the same term and same level loan interest announced by People's Bank of China at the adjusting date, if People's Bank of China does not announce any the same term and same level loan interest rate, the benchmark interest rate refers to the same term and same level loan interest rate generally accepted among the banks or generally used interest rate, except for the agreement entered by both parties .

4.4
The interest starts being calculated since the date when the loan is transferred into borrower’s account. The interest under this Contract is calculated on daily basis, the daily interest rate is equal to the monthly interest rate/30 and is also equal to the annual interest rate/ 360, if the borrower fails to pay the interest on time, the compound interest will be charged since next day.

4.5   Interest Settlement

    4.5.1 The interest settlement of fixed interest rate is calculated according to set rate, the interest settlement of floating interest rate is calculated according to the rate set at the floating period, if the floating interest has been changed for several times during a single term, calculate each single floating interest, then add all the floating interests to calculate the interest during the term.

4.5.2 The interest on the loan hereunder shall be settled on a quarterly basis, with the date of settlement falling on the 20th day of each quarter.

5. Loan Release and Drawdown

5.1 Precondition of Loan Release
5.1.1 The lender shall only release the loan when the borrower meets the following requirements, except for the whole or part of those requirements waived by the lender:
5.1.1.1 The borrower has gone through all the procedures of obtaining the approval, registration, delivery and other legal procedures in regarding to the loan under this Contract.

5.1.1.2  Where a guaranty is secured for this Loan Contract, the guaranty contract or other methods of guaranty accepted by the lender shall have taken into force.
5.1.1.3 No breach of any terms and regulations under this Loan Contract.

5.1.2  The loan will be released within one business day of the bank after the borrower meets all of the above mentioned requirements.

5.2 Plan of Loan Use
5.2.1    Date: March 30, 2007          Amount: RMB30m million.

6.  Repayment of Loan
6.1 Principle of Repayment
The loan repayment under this Contract shall follow the principles as below:
6.1.1 With regard to the loan with an overdue principal for more than 90 days, the loan with an overdue interest for more than 90 days or the loans otherwise stated by laws, rules and regulations, the borrower shall pay back the above mentioned expenses at first, and then carry out the repayment of rest loan following the principle of principal first, interest second.
6.1.2 For the loan without the above mentioned conditions, the borrower shall pay the interest first, principal second, following with a principle of stop paying the interest as long as the principal is clear.

6.2 Payment of Interest
The borrower shall pay the interest on due at the interest settlement day. The first pay-interest date is determined as the first expiry date for interest after releasing the loan. The borrower shall not pay the interest any more the soon after the last part of principal is clear.

6.3 Plan of Principal Repayment
The plan of principal repayment is described as below:
6.3.1 Date:    March 30, 2008      Amount of Repayment:    RMB10 million.
6.3.1 Date:    March 30, 2009      Amount of Repayment:    RMB10 million.
6.3.1 Date:    March 30, 2010      Amount of Repayment:    RMB10 million.

6.4  Mode of Repayment
    The borrower shall deposit a full amount of current loan payable in the lender’s account prior to the date of repayment under this Contract, and have it paid back automatically, or the Borrower shall transfer the money from other account to the lender’s account at the date of repayment as agreed in this Contract. Where the borrower fails to pay back the loan on time, the lender is entitled to collect the money from other accounts opened within the system of China Construction Bank.

6.5 Repayment ahead of Schedule
    6.5.1 The borrower just needs to inform the lender in advance when he intends to pay the interest ahead of schedule.
6.5.2 If the borrower intends to pay back the principal ahead of schedule, he shall summit a written application to the lender 30 business days in advance, and then pay back part of or the entire principal under the lender’s consent.
    If the borrower pays back the principal ahead of schedule, the interest shall be calculated according to the actual using days of the loan and the loan interest rate as agreed in this Contract.

If the Borrower pays back the loan by installments, for example, paying back part of principal ahead of schedule, the repayment order shall be contrary to the repayment schedule. The rest loan still follows the loan interest rate as agreed in this Contract except for the repayment ahead of schedule.

7. Loan Guaranty
The loan under this Contract shall be secured by mortgage.

8. Borrower’s Rights and Obligations

8.1 The Rights of Borrower
8.1.1 The borrower is entitled to obtain the loan released by the lender under this Contract.
8.1.2 The borrower is entitled to use the loan pursuant to this Contract;
8.1.3 On condition that the borrower meets the requirements of the lender, he is entitled to apply to extend the loan term;
8.1.4. The borrower is entitled to ask the lender to keep a secret for its financial stations and commercial information regarding to manufacturing and operation, except for those information required by laws and regulations.

8.2 The Obligations of Borrower
8.2.1 Shall provide the lender with relevant material regarding to financial accounting data and conditions of manufacturing and operation, including but not limited, the Balance Sheet and Income Statement of last quarter within 20 days in the first month of each quarter, and provide the annual Cash Flow Statement by the end of the year. The borrower shall be responsible for the authenticity, completeness and validity of those material provided.
8.2.2 The borrower shall use the loan according to the agreed purpose of the loan under this Contract, and may not embezzle the loan.
8.2.3. The borrower shall cooperate actively with the lender’s review and supervision on its conditions of manufacturing and operation, the financial activities and the loan use under this Contract.
8.2.4. The borrower shall pay back the principal and interests on time pursuant to this Contract.

8.2.5. The borrower and its investors may not withdraw or transfer the funds for the purpose of evading the debts.
8.2.6. Before the full repayment of the principal and interest, the borrower may not use the asset generated from the loan under this Contract to provide guaranty for the third person without approval of the lender.
8.2.7. During the validity period of this Contract, if the borrower intends to provide guaranty for other person’s debts, which would affect its ability of paying back the loan under this Contract, requiring obtaining a written approval from the lender in advance.
    8.2.8. If the guarantor under this contract has the conditions like stopping operation, closure of business, cancel of registration, revocation of license, bankruptcy and loss in operation, resulting in the loss of part of or the whole guaranteeing ability related to this loan, or the worth of the mortgage under this Contract decreases or impairs, the borrower shall provide other guaranty of mortgage which is accepted by the lender.
    8.2.9. During the validity period of this Contract, should any changes occur in the corporate name, legal representative, address, scope of business, registered capital and other matters, the borrower shall inform the lender in time.
8.2.10. During the validity period of this Contract, should any activities occur to the borrower, such as contracting, leasing, shareholding reform, jointing operation, merging, separating, jointing venture, applying for stopping operation for correction, applying for dissolving or applying for bankrupting that could sufficiently affect the realization of creditor’s rights by the lender, the borrower shall inform the lender in written 30 days in advance and obtain the approval. Simultaneously, the borrower shall commit the obligations of loan repayment and guaranty.
    8.2.11. During the validity period of this Contract, should any condition occur to the borrower, such as stop operation, closure of business, cancel of registration, revocation of license, or the legal representative or the main leader violates the laws or involves in significant lawsuit or arbitration, or the operation suffers significant difficulties or the financial condition deteriorates, which could result in material adverse impact on the borrower’s ability of loan repayment under this Contract, the borrower shall inform the lender by written immediately and shall commit the obligations of loan repayment and guaranty.
    8.2.12. The borrower shall be liable for the expenses relating to this Contract and the expenses on legal service, insurance, assessment, registration, custody, identification, and notarization relating to the guaranty under this Contract.

9. Lender’s Rights and Obligations
9.1 Rights of the Lender
9.1.1. The lender is entitled to have knowledge of borrower’s manufacturing, operation and financial activities, requesting provide of relevant material regarding to the planning and statistics, and financial statements.
9.1.2. The lender is entitled to collect money in any currency from the borrower’s account opened within the system of China Construction Bank for any accounts payable to the lender under this Contract.

9.2 Obligations of Lender
9.2.1 The lender shall release the loan under this Contract, excluding the delay caused by the borrower or other reasons.
9.2.2. The lender shall keep a secret for the borrower in such areas as financial information and production operation, except for those information required by laws and regulations.

10. Liabilities for Breach of Contract and Remedial Measures of Impact on Creditor's Rights

10.1 Conditions of Breach of Contract
10.1.1 Borrower’s Breach of Contract.
       10.1.1.1. Didn’t provide the accurate, complete and valid materials regarding to financial accounting, manufacturing and operation and other matters as per the requirements of lender.
       10.1.1.2. Didn’t use the loan according to purpose of loan under this Contract.
       10.1.1.3. Didn’t pay back the principal and interests of the loan on time.
       10.1.1.4. Refuse to or prevent the lender from supervising the condition of loan use.
       10.1.1.5. Transfer the assets or withdraw the funds for purpose of evading debts.
       10.1.1.6. Fail in the repayment of debts on due resulting from the deterioration of operation or financial stations, or be involved in or ready to be involved in material litigation, arbitration or other legal disputes, which in the lender’s consideration could or already affect or harm its interest under this Contract.
       10.1.1.7. Other debts owed by the borrower that could affect or already affected the performance of its obligations under this Contract.
       10.1.1.8. Fail to perform other debts on due to the Construction Bank.
       10.1.1.9. During the validity period of this Contract, the activities of business operation mode or mechanism transformation performed by the borrower, such as contracting, leasing, jointing operation, merging, separating, jointing venture and shareholding reform, which in the lender’s consideration could or already affect or harm its interest under this Contract.
       10.1.1.10. Other conditions that could sufficiently affect the realization of creditor’s right in the lender’s consideration.
       10.1.1.11. Violate other obligations as agreed in this Contract.

    10.1.2 Should any of following conditions incurred to the guarantor, and the borrower fails to provide a new guaranty pursuant to the requirements of the lender, the borrower shall be deemed as default:
      10.1.2.1. Activities such as contracting, leasing, merging, jointing venture, separating, jointing operation, shareholding reform, bankrupting or dissolving occur to the guarantor, which could sufficiently affect its joint liability for guaranty.
      10.1.2.2. The guarantor provides a guaranty that exceeds its affordability to the third person.

       10.1.2.3. The guarantor has lost or may loss its guaranteeing capability.
       10.1.2.4. Other conditions of breach of contract committed by the guarantor.

    10.1.3. Should any of following conditions incurred to the mortgagor, and the borrower fails to provide a new guaranty pursuant to the requirements of the lender, the borrower shall be deemed as default:
       10.1.3.1. The mortgagor fails to effect property insurance as per the requirements of the lender, or fails to deal with the insurance indemnity pursuant to the Mortgage Contract when an insured accident happened.
       10.1.3.2. The collateral was damaged, lost or its value was reduced resulting from the activity of the third person, and the mortgagor fails to deal with the insurance indemnity as per the provisions of Mortgaged Contract.
       10.1.3.3. The mortgagor grants, transfers, rents, remortgages, moves the collateral or disposes the collateral in other methods without obtaining the written approval from the lender.
       10.1.3.4. The mortgagor disposes the collateral under consent of the lender, however, it fails to deal with the proceeds from collateral disposing as per the provisions of Mortgage Contract.
       10.1.3.5. The collateral was damaged, lost or its value was reduced, which could sufficiently affect the repayment of debts under this Contract, however, the mortgagor fails to resume the value of collateral in time, or fails to provide other guaranty that could be accepted by the lender.
       10.1.3.6. Other conditions of breach of contract committed by the mortgagor.

10.1.4. Should any of following conditions incurred to the pledgor, and the borrower fails to provide a new guaranty pursuant to the requirements of the lender, the borrower shall be deemed as default:
  10.1.4.1. The pledgor fails to effect the pledged property insurance as per the requirements of the lender, or fails to deal with the insurance indemnity pursuant to the Pledge Contract when an insured accident happened.
    10.1.4.2. The pledged property was damaged, lost or its value was reduced resulting from the activity of the third person, and the pledgor fails to deal with the insurance indemnity as per the provisions of Pledge Contract.
    10.1.4.3. The pledgor disposes the pledged property under consent of the lender, however, it fails to deal with the proceeds from pledged property disposing as per the provisions of Pledge Contract.
    10.1.4.4. The pledged property was damaged, lost or its value was reduced, which could sufficiently affect the repayment of debts under this Contract, however, the pledgor fails to resume the value of pledged property in time, or fails to provide other guaranty that could be accepted by the lender.
    10.1.4.5. Other conditions of breach of contract committed by the pledgor.

10.1.5. Where the Guaranty Contract or other methods of Guaranty has not take effect, was invalid or has been cancelled, or the guarantor lost part or all of its guaranteeing capability or refused to perform its obligations of guaranty, and the borrower fails to provide a new guaranty as per the requirements of the lender, the borrower shall be deemed as default.

10.2. Remedies for Breach of Contract
    When the events of default as above mentioned happened, the lender is entitled to exercise the following right or rights:
    10.2.1. Stop releasing the loan and declare that the loan is due immediately, requesting the borrower to pay back all the principal, interest and expenses for those debts due or undue under this Contract.
    10.2.2. Collect the liquidated damages from the borrower at a rate of 6.84375‰ based on the principal of loan.
   10.2.3. Where the borrower fails to use the loan as stipulated in this Contract, for the part of loan that has been embezzled, the interest and compound interest will be collected by the penalty interest rate and the interest settlement method as agreed in this Contract from the day when the borrower fails to use the loan as agreed until the day when the principal and interest have been paid off.
    10.2.4. Before the term of loan expires, for the interest unpaid in stipulated time, the compound interest will be collected from the borrower as per the loan interest rate and method of interest settlement under provision 4 of this Contract.
    10.2.5. When the term of loan expires and the borrower fails to pay off the principal and interest (including part or all of those principal and interest that have been declared due ahead of schedule by the lender) in time, the interest and compound interest will be collected by the penalty interest rate and the interest settlement method as agreed in this Contract from the day when the borrower fails to use the loan as agreed until the day when the principal and interest have been paid off.
    10.2.6. Collect money of any currency from the borrower’s accounts opened within the system of China Construction Bank.
    10.2.7. Require the borrower to provide a new guaranty that could be accepted by the lender for all the debts under this Contract.
    10.2.8. Exercise the guaranty right.
    10.2.9. Terminate this Contract.

11. Other Agreements
    None.

12. Resolution of Disputes
Any dispute arising from this Contract shall be resolved by both parties through friendly discussion, or
12.1 Shall be resolved by litigation which falls within the jurisdiction of People’s Court in the lender’s place of residence or by arbitration.
12.2 During the course of the litigation or arbitration, this Contract shall be performed except for the part under dispute.

13. Effect of the Contract
This contract comes into force immediately after the date of signing or sealing by both parties or by their authorized agents.

14. This Contract shall be executed in 6 original copies.

15. Recital Clause
   15.1. The borrower has a clear knowledge of the business scope and authority scope of the lender.
  15.2. The borrower has read all provisions of this Contract. The lender has made explanations for corresponding provisions as per the requirement of the borrower. The borrower has already had a complete and accurate understanding to the meaning of all provisions under this Contract as well as corresponding legal consequences.
   15.3. The borrower is entitled to sign this Contract.

Borrower: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Legal Representative: Guihua Lan

Lender: China Construction Bank, Kunming Heping Branch
Person-in-charge: Hongbo Wang

Date: March 30, 2007

Notary Certificate
(2007) Yun Kun Zhen Zheng Zi No.:6768
Applicant:
Borrower: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Place of residence: No.2 Jing You Road, Kunming National Economy and
Technology Developing District
Legal representative: Guihua Lan
Business License Registration No.: Qi He Dian Kun Zong Zi No. 001072

Lender: China Construction Bank, Kunming Heping Branch
Place of Residence: No.328 South Ring Road, Kunming City
Person-in-charge: Hongbo Wang

Notarization: The Loan Contract
Both parties agree on the notarization application for the above mentioned Contract on March 20, 2007.
We hereby prove that both parties have signed the above mentioned Loan Contract upon consensus. The borrower is a qualified entity to sign this Contract while the lender is a qualified Financial institution engaging in RMB loan business and its governor is entitled to sign this Contract on behalf of his bank.

According to this Contract, the lender will provide the borrower with a loan of RMB30 million, in a term of three years. Specific provisions such as Type and Amount of Loan, Term of Loan, Way of Payment, Guaranty of Loan, Rights and Obligations of Both Parties, Liability for Breach of Contract have been clarified in the above mentioned Loan Contract.

Based upon the above mentioned facts, we hereby certify that the above Loan Contract is dated March 30, 2007, and is entered into at Kunming City, Yunnan Province by and among Hongbo Wang, the governor of China Construction Bank, Kunming Heping Branch and Guihua Lan, the legal representative of Kunming Shenghuo Pharmaceutical (group) Co., Ltd. This Contract entered into by both parties is in compliance with Article 55 of The General Principles of the Civil Law of the People’s Republic of China; the signatures and seals of both parties are found to be authentic; the contents of this Contract are in compliance with regulations of The Contract Law of the People’s Republic of China, and The Guaranty Law of the People’s Republic of China, respectively.

Issued by:

Juming Feng
Zhenyuan Public Notary Office
Kunming City, Yunnan Province, P.R.C.

Date: April 5, 2007